Filed pursuant to Rules 424(b)(3) and 424(b)(7).

A filing fee of $4,104.00, calculated in accordance with

Rule 457(r), has been transmitted to the SEC in connection

with the offering of common stock pursuant to the registration statement

(File No. 333-132447) by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT NO. 3

To prospectus dated March 15, 2006

3,252,708 Shares

Common Stock

This prospectus supplement relates to the offer and sale of an aggregate of 3,252,708 shares of common stock of PMC-Sierra, Inc. by the selling stockholders listed under the heading “Selling Stockholders.” We issued these shares on May 4, 2006 to the selling stockholders in a private transaction in connection with our acquisition of Passave, Inc. pursuant to a merger agreement dated April 4, 2006.

Our common stock is quoted on the Nasdaq National Market under the symbol “PMCS.” On May 4, 2006, the last quoted sale price of our common stock was $11.79 per share.

The selling stockholders identified in this prospectus supplement or its successors, including their transferees, pledgees or donees or their successors, may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders, subject to certain restrictions. We will not receive any proceeds from the sale of these shares by the selling stockholders, except to the extent that the proceeds from the sale of shares by the selling stockholders are paid to us in connection with the selling stockholders’ indemnification obligations under the merger agreement. See “Selling Stockholders.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 2 of the accompanying prospectus dated March 15, 2006 and in our current report on Form 8-K, filed May 4, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 5, 2006.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of this offering in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have authorized no one to provide you with different information. If you receive any other information, you should not rely on it. This prospectus supplement may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this prospectus supplement is accurate only as of the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

References in this prospectus supplement to “PMC-Sierra,” “we,” “us,” and “our” refer to PMC-Sierra, Inc. and its subsidiaries, unless the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “becoming,” “transitioning” and similar expressions to identify such forward-looking statements.

These forward-looking statements apply only as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described under “Risk Factors” in the accompanying prospectus as well as those noted in similar sections of the documents incorporated into this prospectus supplement and the accompanying prospectus by reference. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Such forward-looking statements include statements as to, among others:

•	our acquisition of Passave, Inc.;

•	business strategy;

•	sales, marketing and distribution;

•	competition and pricing;

•	critical accounting policies and estimates;

•	customer product inventory levels, needs and order levels;

•	demand for networking, enterprise, storage and consumer equipment;

•	discussions regarding future revenues and profits;

•	research and development expenses;

•	marketing, general and administrative expenditures;

•	interest and other income;

•	foreign exchange fluctuations;

•	capital resources sufficiency;

•	restructuring activities, expenses and associated annualized savings; and

•	our business outlook.

USE OF PROCEEDS

All of the shares of common stock being offered pursuant to this prospectus supplement are being sold by the selling stockholders or their pledges, donees, transferees or other successors-in-interest. Accordingly, we will not receive any proceeds from the sale of these shares, except to the extent that escrow shares are sold and the proceeds thereof are paid to us from the escrow to satisfy an indemnification claim against the selling stockholders. See “Selling Stockholders.”

SELLING STOCKHOLDERS

On May 4, 2006, we completed the acquisition of Passave, Inc. In connection with this acquisition, we issued to the selling stockholders, all of whom are former securityholders of Passave, 19,850,999 restricted shares of PMC-Sierra common stock, 3,252,708 of which are being offered hereby. Of the 19,850,999 shares issued in the Passave acquisition, 1,942,204 shares are being held in escrow to provide a source of payment for potential indemnification obligations of the selling stockholders arising under our merger agreement with Passave. The escrow shares may be sold by the selling stockholders during the term of the escrow, but the proceeds (less broker’s commissions) from the resale must be deposited into the escrow until they are released from escrow in accordance with the terms of the merger agreement and the escrow agreement. PMC-Sierra will not receive any of the proceeds from the sale of the shares offered by this prospectus supplement, except to the extent that escrow shares are sold and the proceeds thereof are paid to us from the escrow to satisfy an indemnification claim against the selling stockholders.

The following table sets forth information about each of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders prior to this offering and the number of shares of common stock being offered from time to time pursuant to this prospectus supplement. We prepared this table based on information supplied to us by the selling stockholders and we have not sought to verify the information. We have assumed for purposes of this table that each of the selling stockholders will sell all of the shares offered by that selling stockholder pursuant to this prospectus supplement, provided that the proceeds from the escrow shares must be held in the escrow in accordance with the terms of the merger agreement and the escrow agreement. However, the selling stockholders listed in this table do not necessarily intend to sell any or all of their shares pursuant to this prospectus supplement. Information about the selling stockholders may change from time to time. Any changed information will be set forth in a prospectus supplement or post-effective amendment to the registration statement of which the accompanying prospectus is a part, if required by applicable law.

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class	Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock to be Owned After Completion of this Offering (2)

Blue Orange Ventures, LLC(3) 810 Durshire Way Sunnyvale, CA 94087	1,625,227	*	1,625,227	0

Yuli Yardeni, C.P.A., as trustee for Barak Lifshitz(4)	24,143	*	24,143	0

Yuli Yardeni, C.P.A., as trustee for Yair Rivlin(5)	1,618	*	1,618	0

Yuli Yardeni, C.P.A., as trustee for Yair Aizenberg(6)	21,041	*	21,041	0

Yuli Yardeni, C.P.A., as trustee for Elnatan Gad(7)	4,855	*	4,855	0

Yuli Yardeni, C.P.A., as trustee for Edi Livshits(8) 14 Kremnitzki Street Tel Aviv, Israel	3,237	*	3,237	0

Henry Hsiaw	25,896	*	25,896	0

Intel Atlantic, Inc.(9) 2200 Mission College Blvd, SC4-203 Santa Clara, CA 95052	1,463,640	*	1,463,640	0

Jay Young Company LLC(10) 19925 Stevens Creek Boulevard Suite 126 Cupertino, CA	47,055	*	47,055	0

HTC Co., Ltd.(11) 38-11 Honcho 4-chome Nakano-ku, Tokyo 164-0012 Japan	35,996	*	35,996	0

*	Represents less than 1% of our outstanding common stock.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes securities held by persons who possess sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after May 4, 2006.
(2)	Assumes that each selling stockholder will sell all of such stockholder’s shares of common stock being registered hereby. Based on each selling stockholder’s beneficial ownership of shares of common stock as of May 4, 2006.
(3)	Consists of 1,360,869 shares of our common stock held by Blue Orange Ventures, LLC, a limited liability company of which Ariel Maislos is the sole member, and 264,358 shares of our common stock issuable upon exercise of outstanding options held by Mr. Maislos exercisable within 60 days after May 4, 2006.
(4)	These shares of our common stock are held by Yuli Yardeni on behalf of Barak Lifshitz in accordance with the terms of Passave, Inc.’s 2003 Israeli Share Option Plan, as amended.
(5)	These shares of our common stock are held by Yuli Yardeni on behalf of Yair Rivlin in accordance with the terms of Passave, Inc.’s 2003 Israeli Share Option Plan, as amended.
(6)	These shares of our common stock are held by Yuli Yardeni on behalf of Yair Aizenberg in accordance with the terms of Passave, Inc.’s 2003 Israeli Share Option Plan, as amended.
(7)	These shares of our common stock are held by Yuli Yardeni on behalf of Elnatan Gad in accordance with the terms of Passave, Inc.’s 2003 Israeli Share Option Plan, as amended.
(8)	These shares of our common stock are held by Yuli Yardeni on behalf of Edi Livshits in accordance with the terms of Passave, Inc.’s 2003 Israeli Share Option Plan, as amended.
(9)	These shares of our common stock are held by Intel Atlantic, Inc., which is a wholly owned subsidiary of Intel Corporation. Intel Corporation is a reporting company under the Securities Exchange Act of 1934, as amended, whose shares are quoted on the Nasdaq National Market.
(10)	Consists of 47,055 shares of our common stock issuable upon exercise of warrants held by Jay Young Company LLC.
(11)	Consists of 35,996 shares of our common stock issuable upon exercise of warrants held by HTC Co., Ltd.

Each selling stockholder has represented to us that the shares of common stock listed opposite such selling stockholder’s name under the heading “Number of Shares of Common Stock Offered Hereby” were acquired for investment for such selling stockholder’s own account, not as nominee or agent, for such selling stockholder’s own account for investment purposes only, and not with a view to the resale or distribution of any part thereof except pursuant to an effective registration statement or an exemption from registration. In recognition of the fact that the selling stockholders may wish to be legally permitted to sell the shares in the future, we agreed to file with the SEC under the Securities Act of 1933, or the “Securities Act,” this prospectus supplement with respect to the resale of the shares from time to time, and have agreed to prepare and file such prospectus supplements as may be necessary until the earliest of (i) two years from the date the shares were issued, (ii) the date when all of the shares offered by the selling stockholders hereby have been sold or (iii) the availability of Rule 144(k) of the Securities Act to sell such shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. The selling stockholders will be responsible for commissions charged by such broker-dealers or agents. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	through short sales or the settlement of short sales;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or may sell shares not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell shares covered by this prospectus supplement, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the shares covered by this prospectus supplement. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle such third-party sales or to close out any related open borrowings of shares covered by this prospectus supplement. The third parties may deliver this prospectus supplement and the accompanying prospectus in connection with any such transactions.

In addition, the selling stockholders may engage in hedging transactions in connection with distributions of shares or otherwise. In those transactions, broker-dealers or others may engage in short sales of shares in the course of hedging the positions they assume with any of the selling stockholders. The selling stockholders also may sell shares short and redeliver shares to close out such short positions. The selling stockholders also may enter into option, forward sale or other transactions with broker-dealers or others which may require the delivery of shares to the broker-dealer. The broker-dealer or other party may then resell or otherwise transfer such shares pursuant to this prospectus supplement. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus supplement.

Any of the selling stockholders may be deemed to be a statutory underwriter under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In effecting sales, brokers or dealers engaged by any of the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated by the selling stockholders. The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with any of the selling stockholders (including in connection with the distribution of the common stock by such broker-dealers). The selling stockholders may also engage in short sales of the common stock and may enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424(b) or other applicable regulation promulgated under the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgees, donees, transferees or other successors-in-interest as selling stockholders under this prospectus supplement.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, donees, transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus supplement. In addition, the selling stockholders may also sell shares in accordance with Rule 144 under the Securities Act, if Rule 144 is then available.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which the accompanying prospectus forms a part. Once sold under this prospectus supplement, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

We will pay all of the expenses incident to the filing of this prospectus supplement, estimated to be $50,000. These expenses include legal and accounting fees in connection with the preparation of the registration statement of which this prospectus supplement is a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. We have agreed to keep the registration of the shares offered hereby effective until the earliest of (i) two years from the date the shares were issued, (ii) the date when all of the shares offered by the selling stockholders hereby have been sold or (iii) the availability of Rule 144(k) of the Securities Act to sell such shares.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the SEC. These materials and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services, at the Internet web site maintained by the SEC at www.sec.gov, and on our web site, www.pmc-sierra.com. The information on our web site is not part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement relates to a registration statement on Form S-3 that we filed with the SEC to register, among other securities, the securities that may be sold in this offering. This prospectus supplement and the accompanying prospectus do not include all of the information contained in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. For further information about us and the securities offered in this prospectus supplement, you should review the registration statement and the information incorporated by reference therein. You can inspect or copy the registration statement at the SEC’s public reference rooms at the address listed above.

The SEC’s rules permit us to incorporate by reference certain information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

Accordingly, we incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005, including information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2006 Annual Meeting of Stockholders, filed with the SEC on April 28, 2006;

•	Our current report on Form 8-K/A filed with the SEC on March 14, 2006;

•	Our current report on Form 8-K filed with the SEC on April 10, 2006;

•	Our current report on Form 8-K filed with the SEC on April 21, 2006; and

•	Our current report on Form 8-K filed with the SEC on May 4, 2006.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, also shall be deemed to be incorporated by reference in this prospectus supplement, unless otherwise provided in the relevant document or by SEC rules and regulations. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct written or oral requests for such copies to: Investor Relations, PMC-Sierra, Inc., 3975 Freedom Circle, Mission One Tower, Santa Clara, California 95054, telephone number (408) 369-1176.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

PROSPECTUS

2.25% Senior Convertible Notes due 2025

Common Stock Issuable upon Conversion of the Notes

Common Stock

Preferred Stock

Warrants

We issued and sold $225,000,000 aggregate principal amount of our 2.25% Senior Convertible Notes due 2025 in a private transaction on October 26, 2005. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from these resales.

The following are additional types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock; and

•	warrants to purchase our equity securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any such securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through one or more underwriters, dealers and agents, securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Each prospectus supplement also will indicate if the securities offered thereby will be listed on any securities exchange.

Our common stock is quoted on the Nasdaq National Market under the symbol “PMCS.” On March 14, 2006, the last quoted sale price of our common stock was $11.32 per share.

Investing in these securities involves risks. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission, referred to in this prospectus as the “Commission,” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we or the selling securityholders may sell, from time to time, in one or more offerings, any combination of the common stock, preferred stock and warrants described in this prospectus. Selling securityholders also may use this shelf registration statement to sell the 2.25% Senior Convertible Notes due 2025 that we issued on October 26, 2005, which we refer to as the notes, as well as the shares of common stock issuable upon conversion of the notes.

For further information about our business and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we or any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PMC-Sierra was incorporated in the State of California in 1983 and reincorporated in the State of Delaware in 1997. Our principal executive offices are located at 3975 Freedom Circle, Santa Clara, California 95054, and our phone number is (408) 239-8000. Our internet webpage is located at www.pmc-sierra.com; however, the information in, or that can be accessed through, our webpage is not part of this prospectus.

References in this prospectus to “PMC-Sierra,” “we,” “us” and “our” refer to PMC-Sierra, Inc. and its subsidiaries, unless the context otherwise requires.

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the securities offered hereby. Some factors in this section are “forward-looking statements.” See “Forward Looking Statements.”

Risks Related to Our Business

We are subject to rapid changes in demand for our products due to short order lead times, customer inventory levels, production schedules, fluctuations in demand for networking equipment and our customer concentration.

As a result of the following risks, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our securities to decline, and you may lose part or all of your investment.

Our revenues and profits may fluctuate because of factors that are beyond our control, including variation in our turns business.

Our ability to project revenues is limited because a significant portion of our quarterly revenues may be derived from orders placed and shipped in the same quarter, which we call our “turns business.” Our turns business varies widely quarter to quarter. Our customers may delay product orders and reduce delivery lead-time expectations, which reduces our ability to project revenues beyond the current quarter.

We may fail to meet our demand forecasts if our customers cancel or delay the purchase of our products.

Many of our customers have numerous product lines, numerous component requirements for each product, sizeable and complex supplier structures, and typically engage contract manufacturers for additional manufacturing capacity. In addition, our customers often shift buying patterns as they manage inventory levels, market different products, or change production schedules. This makes forecasting their production requirements difficult and can lead to an inventory surplus of certain of their components.

We may be unable to deliver products to customers when they require them if we incorrectly estimate future demand, and this may cause the timing of shipments of our products to fluctuate. Because a significant portion of our operating expenses are fixed, even a small revenue shortfall can have a disproportionately negative effect on our operating results.

If the demand for our customers’ products declines, demand for our products will be similarly affected and our revenues, gross margins and operating performance will be adversely affected.

Our customers are subject to their own business cycles, most of which are unpredictable in commencement, depth and duration. We cannot accurately predict the continued demand of our customers’ products and the demands of our customers for our products. As a result of this uncertainty, our past operating results may not be indicative of our future operating results. It is possible that, in future periods, our results may be below the expectations of public market analysts and investors. This could cause the market price of our common stock to decline.

We rely on a few customers for a major portion of our sales, any one of which could materially impact our revenues should they change their ordering pattern.

We depend on a limited number of customers for a major portion of our revenues. Through direct, distributor and subcontractor purchases, Cisco Systems accounted for more than 10% of our revenues in

2005. We do not have long-term volume purchase commitments from any of our major customers. Accordingly, our future operating results will continue to depend on the success of our largest customers and on our ability to sell existing and new products to these customers in significant quantities.

The loss of a key customer, or a reduction in our sales to any major customer or our inability to attract new significant customers could materially and adversely affect our business, financial condition or results of operations.

Product sales mix may adversely affect our profitability over time.

Our products range widely in terms of the margins they generate. A change in product sales mix could impact our operating results materially.

Our recent acquisition of the former storage semiconductor business of Agilent Technologies, Inc. may adversely affect our results of operations and be dilutive to existing shareholders.

In addition to the risks we generally face in connection with acquisitions, including difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired businesses, there are several risks that we face in connection with this particular acquisition. While we conducted a due diligence investigation of the storage semiconductor business, because of difficulty in segregating information from Agilent’s semiconductor products group, our access to certain information was limited or unavailable, and there may be liabilities or accounting issues of which we are not aware. This business is larger and may be more difficult to integrate than the businesses we have historically acquired. The acquisition may make us reliant on a limited number of customers for a major portion of our revenues. We may also be unsuccessful at either selling the existing products of the acquired business or developing and selling new products of the combined company. We may not achieve our goal of improving time-to-market for integrated circuits using our existing technology and the acquired business’ technology.

If we fail to successfully address these integration challenges in a timely manner, or at all, we may not realize the anticipated benefits or synergies of the acquisition to the extent, or in the time frame, anticipated. Even if the storage semiconductor business is successfully integrated, we may not receive the expected benefits of the acquisition, which are based on forecasts which are subject to numerous assumptions which may prove to be inaccurate. Any one of these integration challenges or any combination thereof could adversely affect our cashflow and results of operations, and as a result the acquisition may prove to be dilutive to existing shareholders.

Changes in the political and economic climate in China and Taiwan may have a significant impact on our profitability.

China represents a significant portion of our net revenues (19% and 13% for the years ended December 31, 2005 and 2004, respectively). Our financial condition and results of operations are becoming increasingly dependent on our sales in China and the majority of our wafer supply comes from Taiwan. China has large organizations with major programs that can start and stop quickly. For example, in 2004 our operating profits were adversely affected by a sudden slowdown in telecom infrastructure build-out in China. Any instability in China’s economic environment could lead to a contraction of capital spending by our customers. Additional risks to us include economic sanctions imposed by the U.S. government, imposition of tariffs and other potential trade barriers or regulations, uncertain protection for intellectual property rights and generally longer receivable collection periods.

Our revenues may decline if we do not maintain a competitive portfolio of products.

We are experiencing significantly greater competition from many different market participants as the market in which we participate matures. In addition, we are expanding into markets, such as the wireless infrastructure, enterprise storage, customer premise equipment, and generic microprocessor markets, which have established incumbents with substantial financial and technological resources. We expect more intense competition than that which we have traditionally faced as some of these incumbents derive a majority of their earnings from these markets.

We typically face competition at the design stage, where customers evaluate alternative design approaches requiring integrated circuits. The markets for our products are intensely competitive and subject to rapid technological advancement in design tools, wafer manufacturing techniques, process tools and alternate networking technologies. We may not be able to develop new products at competitive pricing and performance levels. Even if we are able to do so, we may not complete a new product and introduce it to market in a timely manner. Our customers may substitute use of our products in their next generation equipment with those of current or future competitors, reducing our future revenues. With the shortening product life and design-in cycles in many of our customers’ products, our competitors may have more opportunities to supplant our products in next generation systems.

Our customers are increasingly price conscious, as semiconductors sourced from third party suppliers comprise a greater portion of the total materials cost in networking equipment. We continue to experience aggressive price competition from competitors that wish to enter into the market segments in which we participate. These circumstances may make some of our products less competitive, and we may be forced to decrease our prices significantly to win a design. We may lose design opportunities or may experience overall declines in gross margins as a result of increased price competition.

Over the next few years, we expect additional competitors, some of which may also have greater financial and other resources, to enter the market with new products. These companies, individually or collectively, could represent future competition for many design wins, and subsequent product sales.

Design wins do not translate into near-term revenues and the timing of revenues from newly designed products is often uncertain.

From time to time, we announce new products and design wins for existing and new products. While some industry analysts may use design wins as a metric for future revenues, many design wins have not, and will not, generate any revenues for us, as customer projects are cancelled or unsuccessful in their end market. In the event a design win generates revenues, the amount of revenues will vary greatly from one design win to another. In addition, most revenue-generating design wins do not translate into near-term revenues. Most revenue-generating design wins take more than two years to generate meaningful revenues.

We may be unsuccessful in transitioning the design of our new products to new manufacturing processes.

Many of our new products are designed to take advantage of new manufacturing processes offering smaller device geometries as they become available, since smaller geometries can provide a product with improved features such as lower power requirements, increased performance, more functionality and lower cost. We believe that the transition of our products to, and introduction of new products using, smaller device geometries is critical for us to remain competitive. We could experience difficulties in migrating to future smaller device geometries or manufacturing processes, which would result in the delay of the production of our products. Our products may become obsolete during these delays, or allow competitors’ parts to be chosen by customers during the design process.

Since many of the products we develop do not reach full production sales volumes for a number of years, we may incorrectly anticipate market demand and develop products that achieve little or no market acceptance.

Our products generally take between 12 and 24 months from initial conceptualization to development of a viable prototype, and another 3 to 18 months to be designed into our customers’ equipment and sold in production quantities. Our products often must be redesigned because manufacturing yields on prototypes are unacceptable or customers redefine their products to meet changing industry standards or customer specifications. As a result, we develop products many years before volume production and may inaccurately anticipate our customers’ needs.

We may have to redesign our products to meet evolving industry standards and customer specifications, which may prevent or delay future revenue growth.

We sell products to customers whose characteristics include evolving industry standards, short product lifespans, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on networking technologies that may not have been widely adopted or ratified by one or more of the standard-setting bodies in our customers’ industries. Our customers may delay or alter their design demands during this standard-setting process. In response, we must redesign our products to suit these changing demands. Redesign is expensive and usually delays the production of our products. Our products may become obsolete during these delays.

Our strategy includes broadening our business into the enterprise, storage and consumer markets. We may not be successful in achieving significant sales in these markets.

The enterprise, storage and consumer markets are already serviced by incumbent suppliers who have established relationships with customers. We may be unsuccessful in displacing these suppliers, or having our products designed into products for different market needs. In order to compete against incumbents, we may need to lower our prices to win new business, which could lower our gross margin. We may incur increased research, development and sales costs to address these new markets.

Our strategy of expansion in new markets may cause our profit margins to decline.

Our business strategy contemplates expansion of our product offerings in relatively high volume target markets, such as storage and consumer applications. These markets typically are characterized by stronger price competition and, consequently, lower per unit profit margins. If we are successful in these markets, our overall profit margins could decline, as lower margin products may comprise a greater portion of our revenues.

We are subject to the risks of conducting business outside the United States, which may impair our sales, development or manufacturing of our products.

In addition to selling our products in a number of countries, a significant portion of our research and development and manufacturing is conducted outside the United States. The geographic diversity of our business operations could hinder our ability to coordinate design and sales activities. If we are unable to develop systems and communication processes to support our geographic diversity, we may suffer product development delays or strained customer relationships.

We may lose our ability to design or produce products, could face additional unforeseen costs or could lose access to key customers if any of the nations in which we conduct business impose trade barriers or new communications standards.

We may have difficulty obtaining export licenses for certain technology produced for us outside the United States. If a foreign country imposes new taxes, tariffs, quotas, and other trade barriers and restrictions or the United States and a foreign country develop hostilities or change diplomatic and trade relationships, we may not be able to continue manufacturing or sub-assembly of our products in that country and may have fewer sales in that country. We may also have fewer sales in a country that imposes new communications standards or technologies. This could inhibit our ability to meet our customers’ demand for our products and lower our revenues.

If foreign exchange rates fluctuate significantly, our profitability may decline.

We are exposed to foreign currency rate fluctuations because a significant part of our development, test, and selling and administrative costs are in Canadian dollars, and our selling costs are incurred in a variety of currencies around the world. The U.S. dollar has devalued significantly compared to the Canadian dollar and this trend may continue. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we enter into foreign currency forward contracts. The contracts reduce, but do not eliminate, the impact of foreign currency exchange rate movements. In addition, this foreign currency risk management policy may not be effective in addressing long-term fluctuations since our contracts do not extend beyond a 12-month maturity.

We regularly limit our exposure to foreign exchange rate fluctuations from our Canadian dollar net asset or liability positions. We do not hedge our accrual for Canadian income taxes in the ordinary course of business, and consequently in 2005 we recorded a $3.3 million foreign exchange loss relating to this item. Our profitability would be materially impacted by a 5% shift in the foreign exchange rates between United States and Canadian currencies.

We are exposed to the credit risk of some of our customers.

Many of our customers employ contract manufacturers to produce their products and manage their inventories. Many of these contract manufacturers represent greater credit risk than our networking equipment customers, who generally do not guarantee our credit receivables related to their contract manufacturers.

In addition, a significant portion of our sales flows through our distribution channel, which generally represent a higher credit risk. Should these companies encounter financial difficulties, our revenues could decrease, and collection of our significant accounts receivables with these companies could be jeopardized.

Our business strategy contemplates acquisition of other products, technologies, or businesses, which could adversely affect our operating performance.

Acquiring products, intellectual property, technologies, or businesses from third parties is a core part of our business strategy. That strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to resolve challenges associated with integrating acquired businesses into our existing business. These challenges include integration of product lines, sales forces, customer lists and manufacturing facilities, development of expertise outside our existing business, diversion of management time and resources, and possible divestitures, inventory write-offs and other charges. We also may be forced to replace key personnel who may leave our Company as a result of the acquisition. We cannot be certain that we will find suitable acquisition candidates or that we will be able to meet these challenges successfully.

An acquisition could absorb substantial cash resources, require us to incur or assume debt obligations, or issue additional equity. If we are not able to obtain financing, then we may not be in a position to consummate acquisitions. If we issue equity securities in connection with an acquisition, we may dilute our common stock with securities that have an equal or a senior interest in our Company. In addition, the combined entity may have lower revenues or higher expenses and therefore may not achieve the results that we anticipated at the time of the acquisition. Acquired entities also may be highly leveraged or dilutive to our earnings per share, or may have unknown liabilities.

From time to time, we license, or acquire, technology from third parties to incorporate into our products. Incorporating technology into our products may be more costly, or result in additional management attention to achieve the desired functionality.

The complexity of our products could result in unforeseen or undetected defects or bugs, which could adversely affect the market acceptance of new products and damage our reputation with current or prospective customers.

Although our customers, our suppliers, and we rigorously test our products, our highly complex products may contain defects or bugs. We have in the past experienced, and may in the future, experience defects and bugs in our products. If any of our products contain defects or bugs, or have reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to buy our products. This could materially and adversely affect our ability to retain existing customers or attract new customers. In addition, these defects or bugs could interrupt or delay sales to our customers.

We may have to invest significant capital and other resources to alleviate problems with our products. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs. These problems may also result in claims against us by our customers or others. In addition, these problems may divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers.

Our 2005 restructuring activities will increase our dependence on microprocessor cores licensed from third parties.

In June 2005, we implemented a workforce reduction plan that eliminated 63 positions from research and development in our Santa Clara design center. A significant portion of our revenues is derived from sales of microprocessors that have been developed at this location. In the future, our microprocessor road map will be dependent on successful acquisition and integration of microprocessor cores developed by third parties. If we experience difficulties in obtaining or integrating intellectual property from these third parties, it could delay or prevent the development of microprocessor-based products in the future.

The loss of personnel could delay us from designing new products.

To succeed, we must retain and hire technical personnel highly skilled at the design and test functions needed to develop high-speed networking products. The competition for such employees is intense. We do not have employment agreements in place with many of our key personnel. As employee incentives, we issue common stock options that generally have exercise prices at the market value at the time of grant and that are subject to vesting. As our stock price varies substantially, the stock options we grant to employees are effective as retention incentives only if they have economic value.

We may not be able to meet customer demand for our products if we do not accurately predict demand or if we fail to secure adequate wafer fabrication or assembly parts and capacity.

We currently do not have the ability to accurately predict what products our customers will need in the future. Anticipating demand is difficult because our customers face volatile pricing and demand for their end-user networking equipment, our customers are focusing more on cash preservation and tighter inventory management, and because we supply a large number of products to a variety of customers and contract manufacturers who have many equipment programs for which they purchase our products. Our customers are frequently requesting shipment of our products earlier than our normal lead times. If we do not accurately predict what mix of products our customers may order, we may not be able to meet our customers’ demand in a timely manner or we may be left with unwanted inventory, which could adversely affect our future operating results.

We rely on limited sources of wafer fabrication, the loss of which could delay and limit our product shipments.

We do not own or operate a wafer fabrication facility. Three outside wafer foundries supply more than 95% of our semiconductor wafer requirements. Our wafer foundry suppliers also make products for other companies and some make products for themselves, thus we may not have access to adequate capacity or certain process technologies. We have less control over delivery schedules, manufacturing yields and costs than competitors with their own fabrication facilities. If the wafer foundries we use are unable or unwilling to manufacture our products in required volumes, or at specified times, we may have to identify and qualify acceptable additional or alternative foundries. This qualification process could take six months or longer. We may not find sufficient capacity quickly enough, if ever, at an acceptable cost, to satisfy our production requirements.

Some companies that supply our customers are similarly dependent on a limited number of suppliers to produce their products. These other companies’ products may be designed into the same networking equipment into which our products are designed. Our order levels could be reduced materially if these companies are unable to access sufficient production capacity to produce in volumes demanded by our customers because our customers may be forced to slow down or halt production on the equipment into which our products are designed.

We depend on third parties in Asia for assembly of our semiconductor products that could delay and limit our product shipments.

Subcontractors in Asia assemble all of our semiconductor products into a variety of packages. Raw material shortages, political and social instability, assembly house service disruptions, currency fluctuations, or other circumstances in the region could force us to seek additional or alternative sources of supply or assembly. This could lead to supply constraints or product delivery delays that, in turn, may result in the loss of revenues. We have less control over delivery schedules, assembly processes, quality assurances, raw material supplies, and costs than competitors that do not outsource these tasks.

Our business is vulnerable to interruption by earthquake, fire, power loss, telecommunications failure, terrorist activity and other events beyond our control.

We do not have sufficient business interruption insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could have a material adverse effect on our business. We are vulnerable to a major earthquake and other calamities. We have operations in seismically active regions in California, and we rely on third-party wafer fabrication facilities in seismically active regions in Asia. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake in either region. We are unable to predict the effects of any such event, but the effects could be seriously harmful to our business.

Our estimated restructuring accruals may not be adequate.

In 2005, we implemented restructuring plans to streamline production and reduce and reallocate operating costs. In 2001 and 2003, we implemented plans to restructure our operations in response to the decline in demand for our networking products. We reduced the workforce and consolidated or shut down excess facilities in an effort to bring our expenses into line with our reduced revenue expectations.

While management uses all available information to estimate these restructuring costs, particularly facilities costs, our accruals may prove to be inadequate. If our actual sublease revenues or the results of our exiting negotiations differ from our assumptions, we may have to record additional charges, which could materially affect our results of operations, financial position and cash flow.

From time to time, we become defendants in legal proceedings about which we are unable to assess our exposure and which could become significant liabilities upon judgment.

We become defendants in legal proceedings from time to time. Companies in our industry have been subject to claims related to patent infringement and product liability, as well as contract and personal claims. We may not be able to accurately assess the risk related to these suits, and we may be unable to accurately assess our level of exposure. These proceedings may result in material charges to our operating results in the future if our exposure is material and if our ability to assess our exposure becomes clearer.

If we cannot protect our proprietary technology, we may not be able to prevent competitors from copying our technology and selling similar products, which would harm our revenues.

To compete effectively, we must protect our intellectual property. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We hold numerous patents and have a number of pending patent applications.

We might not succeed in obtaining patents from any of our pending applications. Even if we are awarded patents, they may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

We develop, manufacture and sell our products in Asian and other countries that may not protect our products or intellectual property rights to the same extent as the laws of the United States. This makes piracy of our technology and products more likely. Steps we take to protect our proprietary information may not be adequate to prevent theft of our technology. We may not be able to prevent our competitors from independently developing technologies that are similar to or better than ours.

Our products employ technology that may infringe on the intellectual property and the proprietary rights of third parties, which may expose us to litigation and prevent us from selling our products.

Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. Although we have neither received any material claims relating to the infringement of patents or other intellectual property rights owned by third parties nor are we aware of any such potential claims, we, and our customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties in the future. An adverse result in any litigation could force us to pay substantial damages, stop manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to the infringing technology. In addition, we may not be able to develop non-infringing technology, or find appropriate licenses on reasonable terms.

Patent disputes in the semiconductor industry are often settled through cross-licensing arrangements. Because we currently do not have a substantial portfolio of patents compared to our larger competitors, we may not be able to settle an alleged patent infringement claim through a cross-licensing arrangement. We are therefore more exposed to third party claims than some of our larger competitors and customers.

The majority of our customers are required to obtain licenses from and pay royalties to third parties for the sale of systems incorporating our semiconductor devices. Customers may also make claims against us with respect to infringement.

Furthermore, we may initiate claims or litigation against third parties for infringing our proprietary rights or to establish the validity of our proprietary rights. This could consume significant resources and divert the efforts of our technical and management personnel, regardless of the litigation’s outcome.

Risks Related to the Notes and Common Stock

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby and indebtedness that is senior in right of payment to the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Our holding company structure makes us dependent on cash flow from our subsidiaries to meet our obligations.

Almost all of our operations are conducted through, and almost all of our assets are held by, our subsidiaries, and therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations, including our obligations under the notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, loans or other payments. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under applicable law.

Our subsidiaries will not guarantee the payment of the notes. Except to the extent we may ourself be a creditor with recognized claims against our subsidiaries, all claims of creditors and holders of preferred stock, if any, of the subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the notes. As of December 31, 2005, our subsidiaries had outstanding $130.8 million of total liabilities, excluding intercompany liabilities.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would not be able to convert notes prior to maturity and receive the cash and, if applicable, shares of our common stock issuable upon conversion.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change that occurs prior to October 20, 2012, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described in this prospectus under “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a fundamental change occurs on or after October 20, 2012, or in some other cases described in this prospectus under “Description of the Notes—Make Whole Premium Upon a Fundamental Change,” there will be no such make whole premium.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not have the ability to purchase notes when required under the terms of the notes.

Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of certain specific kinds of fundamental change events and on October 15, 2012, October 15, 2015 and October 15, 2020. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

You should consider the United States federal income tax consequences of owning the notes.

The United States federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate will result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a Non-U.S. Holder, such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

We issued the notes in October 2005 in a private offering to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, which we refer to as the “Securities Act.” There is no established trading market for the notes. Although the notes issued in the private placement are eligible for trading on The PORTAL Market, the notes resold using this prospectus will no longer be eligible for trading in The PORTAL Market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. Although the initial purchasers of the notes in the private offering advised us that they intend to make a market in the notes, they may discontinue any market making in the notes at any time in their sole discretion and without notice. In addition, market making activity will be subject to the limits imposed by law. Accordingly, we do not know if an active trading market will develop for the notes. Even if a trading market for the notes develops, the market may not be liquid or the notes could trade at prices lower than the initial offering price. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Holders of notes will not be entitled to any rights with respect to our common stock but will be subject to all changes made with respect to our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but will be subject to all changes affecting the common stock. Holders of notes will only be entitled to rights on the common stock if and when we deliver shares of common stock to holders in exchange for such holder’s notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, holders of notes will not be entitled to vote on the amendment, although they nevertheless will be subject to any changes in the powers, preferences or special rights of our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of the common stock into which a note is convertible.

The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Securities we issue to fund our operations could dilute your ownership.

We may decide to raise additional funds through public or private debt or equity financing. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have priority rights to your investment. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

Our stock price has been and may continue to be volatile.

We expect that the price of our common stock will continue to fluctuate significantly, as it has in the past. In particular, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

Securities class action litigation has often been instituted against a company following periods of volatility and decline in the market price of their securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and diversion of our management’s attention and resources and have a material adverse effect on our business, financial condition and operating results. In addition, we could incur substantial punitive and other damages relating to this litigation.

Provisions in Delaware law, our charter documents, our stockholder rights plan and the notes may delay or prevent another entity from acquiring us without the consent of our Board of Directors.

We adopted a stockholder rights plan in 2001, pursuant to which we declared a dividend of one share purchase right for each outstanding share of common stock. If certain events occur, including if an investor tenders for or acquires more than 15% of our outstanding common stock, stockholders (other than the acquirer) may exercise their rights and receive $650 worth of our common stock in exchange for $325 per right, or we may, at our option, issue one share of common stock in exchange for each right, or we may redeem the rights for $0.001 per right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.

In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Although we believe these provisions of our charter documents, Delaware law and our stockholder rights plan will provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

In addition, certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve risks and uncertainties. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “becoming,” “transitioning” and similar expressions to identify such forward-looking statements.

These forward-looking statements apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks we face as described under the section entitled “Risk Factors” of this prospectus, as well as those noted in similar sections of the other documents incorporated into this prospectus by reference. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Such forward-looking statements include statements as to, among others:

•	business strategy;

•	acquisition of the former storage semiconductor business of Agilent Technologies, Inc.;

•	sales, marketing and distribution;

•	wafer fabrication capacity;

•	competition and pricing;

•	critical accounting policies and estimates;

•	customer product inventory levels, needs and order levels;

•	demand for networking, storage and consumer equipment;

•	net revenues;

•	gross profit;

•	research and development expenses;

•	marketing, general and administrative expenditures;

•	interest and other income;

•	foreign exchange rates;

•	capital resources sufficiency;

•	restructuring activities, expenses and associated annualized savings; and

•	our business outlook.

USE OF PROCEEDS

All sales of the notes or shares of common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering and sale by us of common stock, preferred stock or warrants for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that any securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges.

	Fiscal Year Ended December 31,
	2001	2002	2003	2004	2005
Ratios of earnings to fixed charges(1)	N/A	N/A	N/A	8.4x	7.5x

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $646.5 million, $67.6 million and $2.0 million for fiscal years 2001, 2002 and 2003, respectively.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the Nasdaq National Market under the symbol “PMCS.” The following table sets forth, for the periods indicated, the high and low closing sale prices for our common stock as reported by the Nasdaq National Market:

	High	Low
Fiscal 2004
First Quarter	$24.51	$15.94
Second Quarter	18.51	12.11
Third Quarter	13.37	8.26
Fourth Quarter	12.02	8.69

Fiscal 2005
First Quarter	$10.84	$8.48
Second Quarter	9.68	7.49
Third Quarter	10.69	8.27
Fourth Quarter	9.00	6.34

Fiscal 2006
First Quarter (through March 14, 2006)	$11.46	$7.97

On March 14, 2006, the last reported closing sale price of our common stock on the Nasdaq National Market was $11.32 per share.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture, dated as of October 26, 2005, between PMC-Sierra, Inc., as issuer, and U.S. Bank National Association, as trustee. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “PMC-Sierra” refer only to PMC-Sierra, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us.

General

The notes are limited to $225,000,000 aggregate principal amount. The notes will mature on October 15, 2025. The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes bear cash interest at the rate of 2.25% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2006, to holders of record at the close of business on the April 1 or the October 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, October 26, 2005) through the day before the applicable interest payment date (or purchase or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, has been purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking

The notes are our general, unsecured obligations and rank equally with all our existing and future unsubordinated, unsecured indebtedness. The notes are subordinated to our unsubordinated secured indebtedness to the extent of the value of the collateral securing such indebtedness. In addition, the notes are structurally subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness and to any indebtedness of our subsidiaries to the extent of the assets of those subsidiaries. As of December 31, 2005, we had no indebtedness that would have been pari passu with the notes (except for trade payables and intercompany liabilities) and the aggregate amount of liabilities of our subsidiaries was approximately $130.8 million, excluding intercompany liabilities.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating the notes. The trustee’s claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the trustee.

The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Conversion Rights

Holders may convert their notes prior to maturity based on an initial conversion rate of 113.6687 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.80 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. If we call notes for redemption, holders may convert their notes only from the date of notice of redemption until the close of business on the second business day prior to the redemption date. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

In lieu of delivering shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the product of (1) the conversion rate in effect on the conversion date and (2) the average of the closing prices of our common stock for each of the ten consecutive trading days of the conversion reference period, as defined below, provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in clause (2) of this paragraph will be the cash price per share received by holders of our common stock in such fundamental change.

The “conversion reference period” means:

•	for notes that are converted after we have specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of notes being converted which were previously called for redemption (including a partial redemption) this will only apply to those notes that are subject to redemption); and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	closing price on such trading day	x	conversion rate in effect on the conversion date*	)	—	$1,000
closing price on such trading day x 10

*	appropriately adjusted to take into account the occurrence on such trading day of any event which would require an anti-dilution adjustment

A “trading day” is any day on which the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, the principal national securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq National Market or, if our common stock is not quoted on the Nasdaq National Market, as reported by the principal national securities exchange on which our common stock is listed or otherwise as provided in the indenture.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the closing price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the average of the closing prices of our common stock for each of the ten consecutive trading days of the conversion reference period. As used in this Description of Notes, all references to our common stock are to our common stock, par value $0.001 per share.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion during any calendar quarter, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The conversion trigger price following issuance of the notes is $10.56, which is 120% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

Holders may surrender notes for conversion during any five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the “closing price” of our common stock and the conversion rate per $1,000 principal amount of notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion Based on Redemption

A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion Upon Specified Distributions to Holders of Our Common Stock

If we:

•	distribute to all holders of our common stock certain rights (including rights under a stockholder rights agreement) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the business day preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the notes in such distribution.

Conversion Upon Fundamental Change

We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder,” that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a fundamental change will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change repurchase date.

Conversion at Maturity

Holders may surrender notes for conversion at any time beginning 10 trading days before the maturity date and until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued interest.

We will adjust the conversion rate for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to holders of our common stock;

(2) some subdivisions and combinations of our common stock;

(3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

(4) the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash;

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

(6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture provides that upon conversion of the notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 144.9274 per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

Redemption of Notes at Our Option

No sinking fund is provided for the notes. Prior to October 20, 2012, we may not redeem the notes at our option. Beginning on October 20, 2012, we may redeem the notes for cash, in whole or in part at any time or from time to time. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of notes. If we elect to redeem notes, we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be part of the portion of notes selected for redemption.

Purchase of Notes by Us at the Option of the Holder for Cash

On the purchase dates of October 15, 2012, October 15, 2015 and October 15, 2020, we may, at the option of the holder, be required to purchase for cash, at the purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the purchase date, all or a portion of such holder’s outstanding notes for which a written purchase notice has been properly delivered and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

We may only pay the purchase price in cash and not in shares of our common stock.

We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

•	the amount of the purchase price; and

•	the procedures that holders must follow to require us to purchase their notes.

The purchase notice given by each holder electing to require us to purchase notes shall state:

•	if certificated notes have been issued to the holder, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

If the notes are not in certificated form, a holder’s notice must comply with appropriate DTC procedures.

A holder may withdraw any purchase notice by delivering a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remain subject to the purchase notice.

In connection with any purchase offer, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-l and any other tender offer rules under the Exchange Act of 1934 (the “Exchange Act”) which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note. If the paying agent holds money or securities sufficient to pay the purchase price of the note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder

If a fundamental change occurs, each holder of notes will have the right to require us to repurchase all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•

the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

•	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock, subject to the right to deliver cash in lieu of all or a portion of such remaining shares in substantially the same manner as described above; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of PMC-Sierra before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future debt. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future debt.

Make Whole Premium Upon a Fundamental Change

If a fundamental change, as defined above under “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder,” occurs prior to October 20, 2012, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate on such notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. Any make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows what the make whole premium would be for each hypothetical stock price and effective date set forth below, expressed as additional shares of common stock per $1,000 principal amount of notes.

Make Whole Premium Upon a Fundamental Change (Number of Additional Shares)

	Effective Date
Stock Price on Effective Date	October 26, 2005	October 20, 2006	October 20, 2007	October 20, 2008	October 20, 2009	October 20, 2010	October 20, 2011	October 20, 2012
$6.90	31.25	31.25	31.25	31.25	31.25	31.25	31.25	0.00
8.00	24.33	23.76	22.97	22.05	20.88	19.18	16.55	0.00
9.00	19.99	19.22	18.21	17.01	15.47	14.37	9.96	0.00
10.00	17.23	15.98	14.86	13.54	11.87	9.57	6.19	0.00
11.00	14.47	13.58	12.43	11.08	9.40	7.17	4.06	0.00
12.00	12.66	11.77	10.62	9.30	7.68	5.59	2.87	0.00
13.00	11.23	10.35	9.24	7.97	6.45	4.53	2.19	0.00
14.00	10.08	9.24	8.17	6.97	5.54	3.80	1.78	0.00
15.00	9.14	8.33	7.31	6.18	4.86	3.28	1.55	0.00
20.00	6.25	5.62	4.83	4.01	3.10	2.11	1.06	0.00
30.00	3.97	3.58	3.05	2.53	1.96	1.37	0.70	0.00

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $30.00 per share, subject to adjustment as described below, no make whole premium will be paid.

•	if the stock price on the effective date is less than $6.90 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “—Conversion Rights—Conversion Procedures,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 144.9274 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or any redemption price, purchase price, or fundamental change purchase price, including any make-whole premium, due with respect to the notes, when the same becomes due and payable;

•	default in payment of any interest (including liquidated damages) under the notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of PMC-Sierra for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $40 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person, other than to one or more of our wholly-owned subsidiaries, unless:

•	the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount, redemption price, purchase price or fundamental change purchase price (including any make-whole premium payable) with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	change the currency of payment of principal of, or interest on, the note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•

waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We initially issued the notes in the form of one global security. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to

DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any liquidated damages) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including liquidated damages) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. The following summary of material provisions of our capital stock does not purport to be complete though we believe it contains all the material provisions, and is subject to, and qualified in its entirety by, our certificate of incorporation and the certificate of designation of the rights, preferences and privileges of our Series A Participating Preferred Stock, which are incorporated by reference into this prospectus.

Common Stock

As of March 14, 2006, there were 185,948,126 shares of common stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock which may be issued in the future, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that stockholders may, in accordance with Section 214 of the Delaware General Corporation Law, cumulate their votes in the election of directors. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to liquidation preferences, if any, of preferred stock which may be issued in the future.

Preferred Stock

The following summarizes briefly some general terms of our preferred stock. You should read the terms of any series of preferred stock, which will be described in more detail in an applicable prospectus supplement. If indicated in an applicable prospectus supplement, the terms of any series may differ from the terms described below.

General

Pursuant to our certificate of incorporation, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. With the adoption of our stockholder rights plan on April 26, 2001, we designated 900,000 shares of preferred stock as Series A Participating Preferred Stock.

The issuance of shares of preferred stock pursuant to our board of directors’ authority could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying or preventing us from being subject to a change in control. We are not required by the Delaware General Corporation Law to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock. These terms may include the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any restriction on the repurchase or redemption of preferred stock by us while there is an arrearage in the payment of dividends or sinking fund installments, if any;

•	information with respect to book-entry procedures, if applicable; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Rights of Holders of Special Shares of PMC-Sierra, Ltd.

The special shares of PMC-Sierra, Ltd., our principal Canadian subsidiary, are redeemable or exchangeable for our common stock. Special shares do not vote on matters presented to our stockholders, but in all other respects represent the economic and functional equivalent of our common stock for which they can be redeemed or exchanged at the option of the holders. The special shares have class voting rights with respect to transactions that affect the rights of the special shares as a class and for certain extraordinary corporate transactions involving PMC-Sierra, Ltd. If we materially breach our obligations to special shareholders of PMC-Sierra, Ltd. (primarily to permit conversion of special shares into our common stock), the special shareholders may convert their shares into PMC-Sierra, Ltd. ordinary shares.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation

Our certificate of incorporation gives our board of directors the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a shareholder vote.

Stockholder Rights Plan

We adopted a stockholder rights plan on April 26, 2001, which was amended on July 27, 2001. The plan was implemented by declaring a dividend of one right to purchase one one-thousandth of a share of our Series A

Participating Preferred Stock for each outstanding share of our common stock. The dividend was payable on May 25, 2001 with respect to each share that was outstanding as of the close of business on that date and each share that may become outstanding between that date and the distribution date under the plan as described below. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $325, subject to adjustment.

Additionally, the board of directors of PMC-Sierra, Ltd. declared a distribution of one right for each share of common stock into which each special share is exchangeable. The distribution was payable on May 25, 2001 with respect to each special share that was outstanding as of the close of business on that date and each special share that may become outstanding between that date and the distribution date under the plan as described below. The rights that apply to the special shares of PMC-Sierra, Ltd. confer the same privileges as the rights that apply to our shares.

Prior to the distribution date under the plan, the rights will be evidenced by and will be attached to and transferable in connection with the transfer of the certificates for the common stock and special shares. The rights will separate from the common stock and special shares and become exercisable on or after (a) the tenth day after a person or group acquires beneficial ownership of 15% or more of our outstanding common stock or certain persons or groups as determined in good faith by our board of Directors acquire beneficial ownership of 20% or more of our outstanding common stock or (b) the tenth business day after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our outstanding common stock. After the rights become exercisable, each right (other than rights owned by the acquirer or its affiliates) will entitle the holder thereof to purchase, for the exercise price of the right, a number of shares of common stock having a then-current market value of twice the exercise price of the right. If, after the rights become exercisable, (a) we merge into another entity, (b) an acquirer merges into us or (c) we sell more than 50% of our assets or earning power, then each right (other than rights owned by an acquirer) will entitle the holder to purchase, for the exercise price of the right, a number of shares of common stock of the person engaging in the transaction having a then current market value of twice the exercise price. At any time after the date on which the rights become exercisable and prior to the acquisition by the acquirer of 50% of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquirer), in whole or in part, for shares of common stock at an exchange ratio of one share of common stock per right. Rights are redeemable at our option for $0.001 per right.

Our stockholder rights plan and the provisions in our certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying changes in control or our management. They are intended to discourage certain types of transactions that may involve an actual or threatened changes of control and are designed to reduce our vulnerability to an unsolicited acquisition proposal.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the SEC. These materials and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services, at the Internet web site maintained by the SEC at www.sec.gov, and on our web site, www.pmc-sierra.com. The information on our web site is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules permit us to incorporate by reference certain information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

Accordingly, we incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005; and

•	Our current report on Form 8-K/A filed with the SEC on March 14, 2006;

•	The description of our common stock contained in our registration statement on Form 8-A filed on March 21, 1991 and any amendment or report filed for the purpose of updating such description; and

•	The description of our Series A Participating Preferred Stock contained in our registration statement on Form 8-A/A filed on November 20, 2001 and any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, also shall be deemed to be incorporated by reference in this prospectus, unless otherwise provided in the relevant document. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct written or oral requests for such copies to: Investor Relations, PMC-Sierra, Inc., 3975 Freedom Circle, Mission One Tower, Santa Clara, California 95054, telephone number (408) 369-1176.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.